MANAGEMENT FEE LIMITATION AGREEMENT

with respect to

INTERNATIONAL EQUITY FUND

March 12, 2010

This Management Fee Limitation Agreement (this “Agreement”) is by and between GE Asset Management Incorporated (“GEAM”) and GE Investments Funds, Inc. (the “Company”), on behalf of the International Equity Fund (the “Fund”).

RECITALS

(A) The Company is an open-end management investment company incorporated under the laws of the Commonwealth of Virginia and registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(B) The Company comprises several separate investment portfolios, and issues a separate series of shares representing an interest in each investment portfolio. The Fund is one such separate investment portfolio of the Company, and the Company currently offers two classes of shares of the Fund.

(C) GEAM is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(D) Pursuant to the Investment Advisory and Administration Agreement dated as of May 1, 1997 by and between GEAM and the Company (the “Management Agreement”), GEAM provides investment advisory and administrative services to the Fund in exchange for a fee paid by the Company with respect to the Fund at the rate specified in the Management Agreement (the “Management Fee”).

(E) The Company and GEAM have determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the rate of the Management Fee for a specified period as indicated in Schedule A hereto.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1.	Management Fee Limitation

During the term of this Agreement, GEAM shall reduce or waive a portion of the management fees paid by the Fund, such that the effective annual rate of management fees payable by the Fund to GEAM shall be the rate set forth in Schedule A hereto.

2.	Term and Termination

(a) Term of Agreement. This Agreement will become effective on May 1, 2010 and will continue in effect until the date set forth on Schedule A (the “Initial Term”). This Agreement may be extended beyond the Initial Term by the written agreement of the parties.

(b) Termination of Agreement. This Agreement will terminate at the earliest of: (1) on April 30, 2011, unless extended; (2) upon termination of the Management Agreement, or (3) if such termination is approved by the Board of Directors of the Company and GEAM.

3.	Amendment

This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.	Miscellaneous

(a) Successors. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

(b) Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

(c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

(g) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(h) Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Management Fee, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENTS FUNDS, INC., on behalf of the International Equity Fund

By:
Name:	Michael J. Cosgrove
Title:	Chairman of the Board and President

GE ASSET MANAGEMENT INCORPORATED

By:
Name:	Jeanne M. La Porta
Title:	Senior Vice President

Schedule A

Management Fee Limitation

Fund	Reduced Management Fee Annual Rate (as a percentage of average daily net assets)	Expiration of Term of Agreement
International Equity Fund	0.80%	April 30, 2011

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